EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Media Contact:
Joyce Shinn
MTI Technology Corporation
949-885-7337
JShinn@mti.com
MTI TECHNOLOGY RECEIVES NASDAQ NOTICE OF NON-COMPLIANCE
Irvine, CA, April 17, 2007 – MTI Technology Corporation (Nasdaq Capital Market: MTIC) announced today that it received a Nasdaq Staff Determination Letter on April 11, 2007, indicating that it fails to comply with the $35,000,000 minimum market value of listed securities requirement for continued listing on the Nasdaq Capital Market pursuant to Marketplace Rule 4310(c)(2)(B)(ii), and that its common stock is therefore subject to delisting from the Nasdaq Capital Market unless it requests a hearing before a NASDAQ Listing Qualifications Panel (the “Panel”). MTI intends to request a hearing; however, there can be no assurance the Panel will grant MTI’s request for continued listing. At the hearing, MTI will also be required to address its previously announced failure to comply with the minimum bid price requirement of Marketplace Rule 4310(c)(4). Pending a decision by the Panel, MTI’s securities will remain listed on the Nasdaq Capital Market.
About MTI Technology
MTI is a global provider of end-to-end information infrastructure solutions for the mid to large size enterprise. With more than 20 years experience in delivering innovative technology solutions and more than 5 million hours of providing professional services, MTI is a leader in end-to-end information infrastructure solutions that span analysis, design, implementation and support. In addition to having served almost 4,000 direct customers as a trusted solutions provider, MTI has strategic technology and services relationships with industry leaders including EMC, Microsoft, VMWARE, Symantec and Cisco.
MTI is a registered trademark of MTI Technology Corporation. All other company, brand or product names are registered trademarks or trademarks of their respective holders.
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as

amended. Such statements include statements regarding MTI’s expectations, hopes, beliefs or intentions regarding the future, including statements regarding MTI’s intentions regarding an appeal of Nasdaq’s delisting determination. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Factors that could cause actual results to differ materially from such forward-looking statements include the volatility of MTI’s stock price and other factors affecting MTI’s business and its ability to regain compliance with applicable Nasdaq rules. Other important factors are set forth from time to time in MTI’s periodic and other filings with the Securities and Exchange Commission, including its Form 10-K for the fiscal year ended April 1, 2006. All forward-looking statements in this document are made as of the date hereof, based on information available to the MTI as of the date hereof, and MTI assumes no obligation to update any forward-looking statement.
# # #